Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 29, 2023	October 31, 2022	January 30, 2022

Revenue	$211,090	$210,266	$189,827

Cost of goods sold	135,013	129,997	129,964

Gross Profit	76,077	80,269	59,863

Operating Expenses:

Selling, general and administrative	16,818	15,683	15,727

Research and development	3,302	4,045	5,939

Total Operating Expenses	20,120	19,728	21,666

Operating Income	55,957	60,541	38,197

Non-operating (loss) income, net	(14,425)	10,797	4,707

Income Before Income Tax Provision	41,532	71,338	42,904

Income tax provision	12,582	16,074	11,178

Net Income	28,950	55,264	31,726

Net income attributable to noncontrolling interests	14,964	18,204	8,662

Net income attributable to Photronics, Inc. shareholders	$13,986	$37,060	$23,064

Earnings per share:

Basic	$0.23	$0.61	$0.38

Diluted	$0.23	$0.60	$0.38

Weighted-average number of common shares outstanding:

Basic	60,894	60,773	60,158

Diluted	61,470	61,374	60,936